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EXHIBIT 99.2

                              RESOLUTIONS ADOPTED
                      AT THE SEPTEMBER 5, 2006 MEETING OF
                           THE BOARD OF DIRECTORS OF
           KAYNE ANDERSON ENERGY DEVELOPMENT COMPANY (THE "COMPANY")

                             Certified Resolutions

I, David J. Shladovsky, Secretary of Kayne Anderson Energy Development Company (the "Company"), hereby certify that the following resolutions were adopted by the Board of Directors of the Company, including a majority of the Directors who were not "interested persons" of the Company, at a meeting of the Board held on September 5, 2006:

WHEREAS, the Board of Directors has determined that the Company should obtain fidelity bond coverage in the amount sufficient to cover the minimum legal requirements pertinent to the Company as required by the 1940 Act.

NOW, THEREFORE, IT IS RESOLVED, that the Company obtain a fidelity bond in the form described at the Meeting, and in the amount sufficient to cover the minimum legal requirements pertinent to the Company as required by the 1940 Act, covering each Officer and Employee of the Company, as defined therein, against larceny and embezzlement;

FURTHER RESOLVED, that such fidelity bond be, and it hereby is, approved, subject to ratification by the Board, with consideration having been given to the coverage of the bond in view of the assets of the Company to which covered persons may have access, the type and terms of the custody arrangements, and the nature of the Company's portfolio securities; and

FURTHER RESOLVED, that the Secretary or any Assistant Secretary of the Company, or other appropriate officers of the Company, are hereby authorized, empowered and directed to make such filings with the SEC and give such notices as may be required pursuant to Rule 17g-1 under the 1940 Act.


December 4, 2006                  /s/ David J. Shladovsky
                                   ----------------------------------------
                                   David J. Shladovsky, Secretary